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                                                                     Exhibit 5.1
                             RJR NABISCO, INC.


                                                               November 12, 1997


RJR Nabisco, Inc.
1301 Avenue of the Americas
New York, New York 10019-6013

Ladies and Gentlemen:

      I have acted as counsel for RJR Nabisco, Inc., a Delaware corporation (the "Company"), in connection with the accompanying Registration Statement on Form S-3 (the "Registration Statement") for the issuance and sale of debt securities (the "Debt Securities").

      I have examined the Registration Statement, its exhibits and other such documents and records, and have made such other investigations, as I have deemed necessary and relevant for this opinion. Based on this review, I am of the opinion the the Debt Securities will be duly authorized, legally valid and binding obligations of the Company when they have been (a) duly authorized and executed by the Company; (b) duly authenticated as provided in the Indenture ; and (c) delivered against payment therefor in the manner described in the Registration Statement and any applicable prospectus or pricing supplement.

      This opinion is subject to the effect of bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting the rights and remedies of creditors generally and of general principles of equity, whether applied by a court of law or equity.

      The opinions set forth herein are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States.

      I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name therein under the heading "Legal Matters."


                                    Very truly yours,

                                    Robert F. Sharpe, Jr.
                                    Senior Vice President and General Counsel